Exhibit 99.2
NEWS RELEASE

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Feb. 21, 2008)
BAKER APPOINTS KAPLAN TO BOARD OF DIRECTORS
     PITTSBURGH — Michael Baker Corporation (Amex:BKR) announced today that it has appointed Mark E. Kaplan to its Board of Directors. He is currently senior vice president and chief financial officer of Duquesne Light Holdings with responsibility for the company’s treasury, accounting and risk management functions, as well as its unregulated subsidiaries.
     This action, together with the announcement earlier today regarding Brad Mallory’s appointment to the Board, brings the total number of directors on the Baker Board to ten.
     Prior to joining Duquesne Light in 2005, Kaplan, 46, was managing director of CLJ Consulting, a management consulting firm. From 1995 to 2004, he served in various capacities with Weirton Steel Corporation, including as president and chief financial officer, senior vice president- finance and administration, and vice president and controller, and was a key member of the management team that successfully restructured the company resulting in a significant reduction in debt and costs.
     A native of Cleveland, Ohio, Kaplan received his Bachelor’s Degree in Accounting from Mount Union College in Alliance, Ohio. He is a certified public accountant. He currently serves on the board of the Wesmark Funds and is chairman of the board for Mainstay Life Services. He and his wife, JoBeth, have three children and reside in North Strabane Township.
     “We are pleased to welcome Mark to our Board,” Richard Shaw, chairman of the Board, said. “The Board, the company and all of our major stakeholders will benefit from his vast financial and management experience and expertise.”
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, environmental, facilities, geospatial information technologies, pipelines and utilities, transportation, water/wastewater, and oil & gas. With more than 4,000 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
# # # #